Exhibit 2

Execution Version

PLAN OF CONVERSION

OF

AMERICAN MIDSTREAM PARTNERS, LP

This Plan of Conversion (this “Plan”) is dated and effective as of July 23, 2019 (the “Effective Date”) and adopted by American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”).

W I T N E S S E T H

WHEREAS, the Partnership is a limited partnership duly organized and existing under the laws of the State of Delaware;

WHEREAS, the Partnership is governed in accordance with that certain Sixth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of the Effective Date (the “LP Agreement”);

WHEREAS, the Partnership desires to convert into a limited liability company under the laws of the State of Delaware pursuant to the terms and conditions contained herein (the “Conversion”); and

WHEREAS, American Midstream GP, LLC, a Delaware limited liability company, in its capacity as the general partner of the Partnership, and Anchor Midstream Acquisition, LLC, a Delaware limited liability company, in its capacity as the sole limited partner of the Partnership, deem the Conversion desirable pursuant to the terms and conditions of this Plan and have approved this Plan.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained and the mutual benefits herein provided and in accordance with the applicable provisions of the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, the Partnership adopts the following:

ARTICLE I.

CONVERSION

1.1    Subject to the terms and conditions of this Plan, on the Effective Date, the Partnership shall be converted into a limited liability company under the laws of the State of Delaware. The name of the Partnership upon the Conversion shall be “Third Coast Midstream, LLC” (the “Company”).

ARTICLE II.

CERTIFICATES AND LIMITED LIABILITY COMPANY AGREEMENT

2.1    On the Effective Date, the Partnership shall file a Certificate of Conversion and a Certificate of Formation with the Office of the Secretary of State of the State of Delaware in the forms attached hereto as Exhibit A and Exhibit B, respectively.

2.2    Upon the Conversion, the Company shall adopt and enter into a Limited Liability Company Agreement in the form attached hereto as Exhibit C (the “LLC Agreement”).

ARTICLE III.

CONVERSION AND EXCHANGE OF COMMON UNITS

3.1    On the Effective Date, (a) each Common Unit (as defined in the LP Agreement) of the Partnership issued and outstanding immediately prior to the Conversion shall, by virtue of the Conversion, be converted into one Unit (as defined in the LLC Agreement) of the Company and (b) each General Partner Interest (as defined in the LP Agreement) of the Partnership issued and outstanding immediately prior to the Conversion shall, by virtue of the Conversion, be cancelled and cease to be outstanding.

ARTICLE IV.

EFFECTIVE DATE OF THE CONVERSION

4.1    The Certificate of Conversion and Certificate of Formation shall be delivered to the Office of the Secretary of State of the State of Delaware for filing. The Conversion shall be effective as of the Effective Date.

ARTICLE V.

MISCELLANEOUS

5.1    Headings. The headings of several articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan.

5.2    Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed in such jurisdiction.

[Signature page follows.]

IN WITNESS WHEREOF, the Partnership has adopted this Plan as of the date first written above.

AMERICAN MIDSTREAM PARTNERS, LP,
a Delaware limited partnership

By:	AMERICAN MIDSTREAM GP, LLC, its general partner

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

[Signature Page to Plan of Conversion]